Exhibit 99.9

AMENDED AND RESTATED PARTICIPATION AGREEMENT

THIS AMENDED AND RESTATED PARTICIPATION AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2014 (“Effective Date”) by and among JPP II, LLC and JPP, LLC, together or individually as the context may require, in their capacity as a participant (together with its successors and assigns, “Participant A”) and as original Lender under the Loan Documents (in such capacity, individually or collectively as the context may require, “Original Lender”), PYOF 2014 LOANS, LLC, a Delaware limited liability company (together with its successors and assigns, “Participant B”) and THE FAIRHOLME PARTNERSHIP, LP, a Delaware limited partnership (together with its successors and assigns “Participant C”; each of Participant A, Participant B and Participant C are sometimes individually referred to herein as a “Participant” and collectively as the “Participants”).

W I T N E S S E T H

WHEREAS, this Agreement and amends and restates in its entirety that certain Participation Agreement dated as of September 22, 2014, by and among Participant A, Participant B and Original Lender (the “Original Participation Agreement”)

WHEREAS, pursuant to that certain Loan Agreement, dated as of September 15, 2014 (as amended, modified or supplemented, collectively, the “Loan Agreement”), JPP II, LLC and JPP, LLC together originated a certain loan in the maximum principal sum of up to $400,000,000 (the “Loan”) to Sears, Roebuck and Co., Sears Development Co. and Kmart Corporation (individually or collectively, as the context may require, the “Borrower”) which Loan is evidenced by a promissory note (together with any and all renewals, amendments, modifications, consolidations and extensions thereof, the “Promissory Note”);

WHEREAS, the Loan is secured, inter alia, by mortgages or deeds of trust (as amended, modified or supplemented, collectively, the “Mortgage”) pursuant to which Original Lender holds a first priority perfected security interest in, among other things, certain real property more particularly described on Exhibit B attached hereto (collectively, the “Property”);

WHEREAS, on September 15, 2014, Original Lender has advanced the sum of $200,000,000 in respect of the Loan and Borrower is entitled to receive an additional advance, subject to certain conditions under the Loan Agreement, of $200,000,000 pursuant to the Loan Agreement;

WHEREAS, pursuant to the terms of the Original Participation Agreement, Original Lender tranched the Loan into the following components: (1) a pari passu Participation Interest in the principal amount of $175,000,000 and upon the funding of the Delayed Advance in the amount of the Delayed Advance Amount, $350,000,000 (“Participation A”) and (2) a pari passu Participation Interest in the principal amount of $25,000,000 and upon the funding of the Delayed Advance in the amount of the Delayed Advance Amount (provided that Participant B delivers to Participant A the Participant B Delayed Advance Amount in accordance with Section 6), $50,000,000 (“Participation B”);

WHEREAS, pursuant to the terms of the Original Participation Agreement, (1) Original Lender retained Participation A, in its capacity as Participant A; (2) Original Lender sold, transferred and conveyed to Participant B, and Participant B purchased, acquired and took from Original Lender, Participation B;

WHEREAS, Original Lender is further tranching Participation A so as to result in: (1) a pari passu Participation Interest in the reduced principal amount of $150,000,000 and upon the funding of the Delayed Advance (as defined in the Loan Agreement) in the amount of the Delayed Advance Amount, $325,000,000 (“Participation A”) and (2) a pari passu Participation Interest in the principal amount of $25,000,000, with no further obligation to fund any amount in connection with any Delayed Advance (“Participation C”, and collectively with Participation A and Participation B, the “Participation Interests”);

WHEREAS, (1) Original Lender wishes to continue to retain Participation A, in its capacity as Participant A, (2) Participant B wishes to continue to retain Participation B, in its capacity as Participant B and (3) Original Lender wishes to sell, transfer and convey to Participant C, and Participant C wishes to purchase, acquire and take from Original Lender, Participation C; and

WHEREAS, Original Lender and each of the Participants desire to enter into this Agreement to memorialize the terms under which Participant B has purchased, and Participant C is purchasing, their respective Participation Interests in the Loan specified herein, as well as the terms under which each Participant will hold its respective Participation Interest.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1. Definitions. For purposes of this Agreement, all capitalized terms not expressly defined herein have the meanings ascribed thereto in the Loan Agreement. The meanings of all capitalized terms apply equally to the singular and plural of the terms defined.

“Advance Interest” means interest at the Advance Rate on a Protective Advance from and including the date on which such Protective Advance was made to but excluding the date on which such Protective Advance is paid or reimbursed, less the amount of interest previously paid thereon.

“Advance Rate” means, for any period, a rate per annum payable by the Borrower pursuant to the Loan Agreement with respect to the applicable Protective Advance.

“Affiliate” means, with respect to any specified Person, any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Participation Rate” shall mean the A Participation Rate, the B Participation Rate or the C Participation Rate, as applicable.

“A Participation Rate” means a rate equal to 5% (actual/360), payable in respect of the Participation Interest held by Participant A.

“B Participation Rate” means a rate equal to 5% (actual/360), payable in respect of the Participation Interest held by Participant B.

“Buy Response” has the meaning provided in Section 8(c).

“C Participation Rate” means a rate equal to 5% (actual/360), payable in respect of the Participation Interest held by Participant B.

“Call Notice” has the meaning provided in Section 8(d).

“Call Purchase Price” has the meaning provided in Section 8(d).

“Embargoed Person” means any person, entity or government that is (i) subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in the Loan (whether directly or indirectly), is prohibited by law; (ii) a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (the “Annex”); (iii) is listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the Office of Foreign Assets Control, Department of the Treasury (the “OFAC”); pursuant to the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) (together with all other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001, the “Patriot Act”) or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (iv) a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; or (v) owned or controlled by or now acting for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act.

“Fees” means all fees heretofore or hereafter paid or payable in respect of the Loan.

“Foreclosure” has the meaning provided in Section 9(a).

“Lender” means the named lender under the Loan Documents.

“Loan Documents” means those documents listed on Exhibit A evidencing or securing the Loan.

“Material Disagreement Notice” has the meaning provided in Section 8(b).

“Participant” has the meaning provided in the introductory paragraph to this Agreement.

“Participant A” has the meaning provided in the introductory paragraph to this Agreement.

“Participant B” has the meaning provided in the introductory paragraph to this Agreement.

“Participant C” has the meaning provided in the introductory paragraph to this Agreement.

“Participant Newco” has the meaning provided in Section 10(a).

“Participant Newco Organization Documents” has the meaning provided in Section 9(a).

“Participation” or “Participation Interest” means an undivided beneficial participating interest in the Loan, the Loan Documents and the proceeds thereof, in an amount equal to the applicable Pro Rata Share of the Loan.

“Participation A” has the meaning provided in the recitals hereto.

“Participation B” has the meaning provided in the recitals hereto.

“Participation C” has the meaning provided in the recitals hereto.

“Participant B Delayed Advance Amount” means $24,562,500.

“Pro Rata Share” means, as of any date, the ratio (expressed as a percentage) of the Participation Interest of a Participant to all Participation Interests, which is initially as set forth on Exhibit D attached hereto and subject to Section 6 hereof.

“Protective Advance” has the meaning provided in Section 7(a).

“Purchase Price” has the meaning provided in Section 8(d).

“Put Notice” has the meaning provided in Section 8(b).

“Super-Priority Protective Advance” has the meaning provided in Section 7(b).

“Transfer” means any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

“Unanimous Decision” has the meaning provided in Section 5(d).

2. Purchase of Participation Interest.

(a) Participant C hereby purchases from Original Lender, and Original Lender hereby sells and assigns to Participant C, the Participation C in accordance with the schedule annexed hereto as Exhibit D, for the purchase price set forth in Exhibit D.

(b) Original Lender hereby retains Participation A, in its capacity as Participant A, in accordance with Exhibit D. Participant B hereby retains Participation B, in its capacity as Participant B, in accordance with Exhibit D. Original Lender shall deliver to Participant B and Participant C, a participation certificate (a “Participation Certificate”) in the form of Exhibit C hereto to evidence each such Participant’s Participation Interest (and in the case of Participant B, such Participation Certificate shall replace the certificate held by Participant B, dated as of September 22, 2014, and issued in connection with the Original Participation Agreement). The rights and obligations of the Participants hereunder shall be subject to the terms and provisions of this Agreement and to the terms of the Loan Documents. Any Fees received shall be distributed to the Participants on a Pro Rata Share basis.

3. Custody of Loan Documents. Custody of all documents evidencing or securing the Loan shall be held exclusively by Participant A (or, at Participant A’s election a third-party custodian) for the benefit of all Participants, except that each Participant shall hold its own Participation Certificate.

4. Priority of Participation Interests; Payments.

(a) Each Participation Interest shall be of equal priority with all other Participation Interests, and no portion of any Participation Interest shall have priority or preference over any portion of the other Participation Interest or security therefor.

(b) Any amounts hereafter received by Participant A in respect of the Loan, including any Fees, shall be distributed to the Participants one Business Day after receipt thereof (or, if received after 1:00 p.m. New York time, within two Business Days after receipt thereof), pursuant to the instructions on Schedule II attached hereto (as the same may be modified upon five Business Days prior notice by Participant A). All payments and proceeds (of whatever nature) received with respect to the Loan will be applied in the following order:

(i) first, to Participant A in payment of any unreimbursed out-of-pocket costs and expenses which are reasonably incurred by Participant A in administering the Loan and pursuing remedies under the Loan Documents, including any such costs and expenses which are reimbursable by Borrower pursuant to the terms of the Loan Documents which remain unpaid, including enforcement costs in accordance with the Loan Documents;

(ii) next, to each of the Participants in the amount of any unreimbursed Super-Priority Protective Advances made by the Participants and Advance Interest with respect to such Super-Priority Protective Advances, which shall be paid to the Participants with a priority in accordance with the respective dates such Super-Priority Protective Advances were made, with the first Super-Priority Protective Advances being reimbursed first and, to the extent Super-Priority Protective Advances are made by more than one Participant, on a pro rata basis in accordance with the amount of Super-Priority Protective Advances made by each Participant;

(iii) next, to each of the Participants, in the amount of any unreimbursed Protective Advances (other than Super-Priority Protective Advances reimbursed pursuant to the foregoing clause (ii)) made by the Participants and Advance Interest with respect to such Protective Advances, which shall be paid to the Participants with a priority in accordance with the respective dates such Protective Advance were made, with the first Protective Advances being reimbursed first and, to the extent Protective Advances are made by more than one Participant, on a pro rata basis in accordance with the amount of Protective Advances made by each Participant;

(iv) next, an amount equal to the accrued and unpaid interest on the outstanding principal balance of the Loan, to each Participant at the Applicable Participation Rate for the Participation Interest held by such Participant on a pari passu basis in accordance with the respective amounts of interest accrued at the Applicable Participation Rate;

(v) next, an amount equal to any payments received on account of the outstanding principal balance of the Loan, whether scheduled or extraordinary (including any payment of principal payable on the Maturity Date and any Prepayment Amount), to each Participant on a pari passu basis in accordance with the Pro Rata Share of each Participant; and

(vi) next, any default interest and other excess amounts allocable to periods after the date hereof, to the extent actually paid by the Borrower, to each Participant in accordance with its Pro Rata Share.

(c) Except as otherwise expressly provided in this Agreement, Participant A shall take all such actions as are necessary to enforce and comply with the terms of the Loan Documents (and such other documents and instruments delivered in connection with the purchase of the Loan on or about the date hereof).

5. Material Changes to the Loan. Participant A shall not take any of the following actions (each a “Unanimous Decision”) without the consent of both Participant B and Participant C; provided that if either Participant no longer owns its respective Participation Interest its consent shall not be required:

(i) extend the Maturity Date beyond the extensions provided for in the Loan Agreement;

(ii) reducing the Interest Rate;

(iii) consent to any release of the Lien on a Property without replacing such Property with a Substitution Property; and

(iv) waive an Event of Default triggered pursuant to Section 6.1 of the Loan Agreement.

6. Delayed Advance. Prior to the funding of the Delayed Advance, each Participant’s Pro Rata Share shall be equal to the percentage set forth in the column “Pro Rata Share Prior to Delayed Advance” on Exhibit D. Participant B shall deliver to Participant A on September 30, 2014 (or such other date as directed by Participant A) the Participant B Delayed

Advance Amount in immediately available funds to an account specified by Participant A in writing (which may be given by e-mail). From and after the funding of the Delayed Advance, Participation A shall be equal to $325,000,000, Participation B shall be equal to $50,000,000 and Participation C shall remain equal to $25,000,000, and each Participant’s Pro Rata Share shall be equal to the percentage set forth in the column “Pro Rata Share Following Delayed Advance” on Exhibit D; provided, however, if Participant B fails to fund the Participant B Delayed Advance Amount, then each Participant’s Pro Rata Share shall be equal to the percentages set forth in the column “Delayed Advance Failure Pro Rata Share” and Participation B shall remain equal to $25,000,000. For the avoidance of doubt, Participant C shall have no obligation to fund any portion of the Delayed Advance Amount.

7. Protective Advances.

(a) If, during the continuance of an Event of Default, Participant A determines that it is necessary to make a protective advance in order to protect and preserve the security for the Loan, or to pay real property taxes or insurance premiums not paid by the Borrower (any such amount, a “Protective Advance”), then Participant A shall give written notice thereof to Participant B and Participant C, which notice shall set forth the amount of such Protective Advance, the portion thereof payable by each Participant (which shall be such Participant’s Pro Rata Share thereof) and the date (which shall not be less than five Business Days after such notice) on which each of Participant B and Participant C shall, in its discretion, remit its proportionate share thereof to Participant A, and shall describe in reasonable detail the purposes for such Protective Advance.

(b) If Participant B and/or Participant C fails to make its proportionate share of any such Protective Advance for any reason when due, then Participant A may make an additional Protective Advance in an amount equal to the proportional share of such Protective Advance that is not funded by Participant B and/or Participant C (“Additional Protective Advance Amount”). Any Additional Protective Advance Amount shall constitute a “Super-Priority Protective Advance” which shall be payable in accordance with Section 4 above.

(c) Upon receipt of the entire amount of any Protective Advance (including any Super-Priority Protective Advances), Participant A shall take all commercially reasonable action to remedy the event for which the Protective Advance is being made on behalf of the Participants.

(d) No Participant shall have any personal liability to fund any Protective Advance or Super-Priority Protective Advance. All Protective Advances and Super-Priority Protective Advances shall only be reimbursed to the Participant which made such Protective Advances and Super-Priority Protective Advances in accordance with Section 4 and shall not change the Principal Indebtedness or the Pro-Rata Share of any Participant.

8. Put/Call.

(a) Participant A shall notify each of Participant B and Participant C in writing of its intention to take an action that requires the approval or consent of Participant B and Participant C pursuant to Section 5. If Participant B and/or Participant C does not respond with such approval or consent (or the denial of same) in writing within five (5) Business Days of delivery of such notice (or within such lesser time period as may be specified by Participant if such lesser time period is required under the Loan Documents or if circumstances otherwise reasonably require a shorter time period), then such non-responding Participant shall be deemed to have granted the requested approval or consent.

(b) If Participant B and/or Participant C affirmatively rejects in writing the granting of such approval or consent within the five (5) Business Day period specified in Section 8(a) (a “Material Disagreement Notice”), then Participant B and/or Participant C, as applicable, may deliver, within five (5) Business Days after delivery of a Material Disagreement Notice, a written notice to Participant A (a “Put Notice”).

(c) Prior to 5:00 p.m., New York time, within five (5) Business Days after receipt by Participant A of the Put Notice, Participant A shall deliver to Participant B and/or Participant C, as applicable, a written response irrevocably offering either (x) to purchase, as applicable, all right, title and interest of Participant B in respect of Participation B and/or all right, title and interest of Participant C in respect of Participation C for the Purchase Price (a “Buy Response”) or (y) to withdraw from the Material Disagreement, by agreeing that Participant A will not take any action upon a Unanimous Decision that is the subject of the Material Disagreement.

(d) On the fifth (5th) Business Day after delivery of the Buy Response by Participant A (the “Closing Date”), Participant B and/or Participant C, as applicable, shall transfer and assign to Participant A, pursuant to an assignment and assumption agreement reasonably acceptable to the Participants, as applicable, all right, title and interest that Participant B has in Participation B and/or all right, title and interest that Participant C has in Participation C, and shall make customary representations as to authority, authorization, and good title to the transferred interest; and Participant A shall pay to Participant B and/or Participant C, as applicable, the applicable Purchase Price by wire transfer of immediately available funds to the account designated by Participant B and/or Participant C, as applicable. For the purpose of this Section 8(d), the term “Purchase Price” means (i) with respect to Participant B, the amount equal to the total outstanding principal amount of Participation B at such time, plus the total amount of accrued and unpaid interest on Participation B due at such time and any accrued and unpaid Fees due to Participant B at such time and (ii) with respect to Participant C, the amount equal to the total outstanding principal amount of Participation C at such time, plus the total amount of accrued and unpaid interest on Participation C due at such time and any accrued and unpaid Fees due to Participant C at such time. At such closing, each Participant shall, at the request of the other, execute and deliver such documents and instruments as the requesting Participant shall reasonably require in order to effect such transfer. All payments received by Participant A on or after the Closing Date in respect of the ownership interests of Participant B in Participation B and/or Participant C in Participation C, as applicable, shall be for the account of Participant A. Participant B and/or Participant C, as applicable, shall cooperate in facilitating the assignment of Participation B and/or Participation C, as applicable, and the administration thereof, including, without limitation, delivering Loan related documents and such other cooperation as Participant A reasonably requests to effectuate the intent of this Agreement.

(e) Participant A may at any time deliver a written notice to Participant B and/or Participant C (a “Call Notice”) that it intends to purchase all right, title and interest of Participant B in Participation B and/or Participant C in Participation C. On the fifth (5th) Business Day following delivery of the Call Notice, Participant B and/or Participant C, as applicable, shall transfer and assign to Participant A pursuant to an assignment and assumption agreement reasonably acceptable to the Participants, all right, title and interest that such Participant has in its Participation, and shall make customary representations as to authority, authorization, and good title to the transferred interest; and Participant A shall pay to Participant B and/or Participant C, as applicable, the applicable Call Purchase Price by wire transfer of immediately available funds to the account designated by Participant B and/or Participant C, as applicable. For the purpose of this Section 8(e), the term “Call Purchase Price” means (i) with respect to Participant B, the amount equal to the total outstanding principal amount of Participation B at such time plus the total amount of accrued and unpaid interest on Participation B due at such time and any accrued and unpaid Fees due to Participant B at such time and (ii) with respect to Participant C, the amount equal to the total outstanding principal amount of Participation C at such time plus the total amount of accrued and unpaid interest on Participation C due at such time and any accrued and unpaid Fees due to Participant C at such time. At such closing, each Participant shall, at the request of the other, execute and deliver such documents and instruments as the requesting Participant shall reasonably require in order to effect such transfer. All payments received by Participant A on or after the Closing Date in respect of the ownership interests of, as applicable, Participant B in Participation B and/or Participant C in Participation C shall be for the account of Participant A. Participant B and/or Participant C shall cooperate in facilitating the assignment of Participation B and/or Participation C, as applicable, and the administration thereof, including, without limitation, delivering Loan related documents and such other cooperation as Participant A reasonably requests to effectuate the intent of this Agreement

9. Foreclosure; Possession of Pledged Collateral.

(a) Prior to any foreclosure sale of the Property pursuant to the Loan Documents or the acceptance of any deed in lieu thereof (collectively, a “Foreclosure”), the Participants shall form a wholly-owned special purpose limited liability company approved by the Participants, the interests in which shall be wholly-owned by the Participants or their nominees based upon their respective Pro Rata Shares and co-managed by the Participants (“Participant Newco”) to consummate the Foreclosure and (if the winning bidder) own the Property thereafter. The Participants shall negotiate in good faith regarding the organizational documents governing Participant Newco, including a comprehensive limited liability company agreement (the “Participant Newco Organization Documents”); provided, that, in the event, despite such good faith efforts, the Participants have not agreed on mutually acceptable Participant Newco Organization Documents prior to the scheduled Foreclosure, Participant A shall be entitled to form Participant Newco pursuant to organization documents; and provided, further, that, in each case the Participant Newco Organizational Documents will provide for all decisions made by the Participant Newco subsequent to the Foreclosure to be made by Participant A. Any bid by Participant Newco at such foreclosure sale for an amount greater than the outstanding balance of the Loan shall require the consent of all Participants.

(b) Among other things, the parties anticipate that the Participant Newco Organization Documents will include: (i) the establishment of a business plan for the operation and disposition of the Property; (ii) management of Participant Newco by Participant A; and (iii) terms which provide that the economic interests of the parties will be the same as prior to the Foreclosure.

(c) Upon consummation of the Foreclosure and the Participants’ approval of the Participant Newco Organization Documents as provided in this Section 9, this Agreement shall terminate.

10. Return of Funds. If a court of competent jurisdiction orders, at any time, that any amount received or collected in respect of the Loan must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Borrower, or paid to any other Person, then, notwithstanding any other provision of this Agreement, Participant A shall not be required to distribute any portion thereof to any other Participant (unless otherwise so directed by such court), and, to the extent necessary to comply with such court order, each Participant will promptly on demand by Participant A repay to Participant A any portion of any such amounts that Participant A shall have theretofore distributed to such Participant, together with interest thereon at the Applicable Participation Rate with respect to such Participant’s Participation Interest, which Participant A shall have been required to pay to the Borrower, or such other Person. Each Participant’s obligation under this Section 10 constitute absolute, unconditional and continuing obligations.

11. Transfer. Participant A may from time to time Transfer its Participation Interest or any interest thereof without the consent of any other Participant; provided, that if any such Transfer would result in Participant A holding a Participation Interest that is less than the majority of the Loan outstanding at such time, Participant A shall seek each other Participant’s prior written consent, not to be unreasonably withheld. Prior to any public filing in connection with such Transfer, Participant A shall give written notice to each other Participant of such Transfer. Each of Participant B and Participant C is prohibited from any Transfer of their respective Participation Interests or any interest therein at any time to any Person, other to Participant A or its nominee. In connection with any sale by Participant A of all or any portion of or interest in the Participation Interest retained by Participant A on the date hereof, each Participant shall cooperate to enter into a modification of this Agreement, or an amended and restated version of this Agreement, provided no such amendment or amended and restated agreement shall change in any adverse manner the rights and obligations granted to such other Participants. As an alternative to the above described modification or amendment and restatement of this Agreement, any purchaser of any such additional participation agreement may be made a party to this Agreement by execution and delivery of a joinder agreement in form and substance satisfactory to Participant A.

12. Representations and Warranties.

(a) Each Participant represents and warrants to the other Participant that (i) the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene in any material respect its organizational documents or any law or contractual restriction binding upon it; (ii) this

Agreement is the legal, valid and binding obligation of such Participant enforceable against it in accordance with the terms hereof except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law; (iii) the individual or individuals executing this Agreement and any and all documents contemplated hereby on behalf of such Participant has or have the legal, right, and actual authority to bind such Participant to the terms and conditions contained in this Assignment and in such documents; (iv) the execution and delivery of this Agreement by such Participant, and performance of, and compliance with, the terms of this Agreement by such Participant, will not violate such Participant’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets; (v) such Participant is not an Embargoed Person; and (vi) such Participant has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby.

(b) Participant A hereby represents and warrants that no consent, approval, authorization or order of any Person, other than its officers, members and authorized persons, was required in connection with the execution, delivery or performance by Participant A of the Loan Documents.

(c) Participant A hereby represents and warrants that, to the best of its knowledge, (i) no Default or Event of Default under the Loan Documents exist or have occurred prior to or on the Effective Date of this Agreement, and (ii) that the Loan Documents are valid and binding obligations of the Borrower and Guarantors and enforceable in accordance with their respective terms.

(d) Participant A hereby represents and warrants that Participant A has good and marketable title, free and clear of any lien or other encumbrance(s), to (i) its Participation Interest in the Loan and (ii) the Participation Interest transferred to Participant B and Participant C pursuant to this Agreement.

13. Independent Analysis of Each Participant. Each of Participant B and Participant C acknowledges that it has, independently and without reliance upon representations made by Participant A (except to the extent expressly set forth herein) and each of Participant B and Participant C acknowledges and agrees that any information provided to it and based on such documents and information as each of Participant B and Participant C has deemed appropriate, made its own credit analysis and decision to purchase its Participation Interest. Each of Participant B and Participant C acknowledges that Participant A shall not have any responsibility for (i) the collectability of the Loan, (ii) the execution, validity, enforceability or legal effect of any of the Loan Documents, (iii) the validity, sufficiency, priority or effectiveness of the lien created or to be created by the Loan Documents, or (iv) the financial condition of Borrower or any guarantor; and that except as expressly set forth herein, Participant A has not made any representations or warranties with respect to the Loan, the Property or Borrower. Each

Participant assumes all risk of loss in connection with its Participation Interest from the failure or refusal of Borrower to pay interest, principal or other amounts due under the Loan, defaults by Borrower under the Loan Documents or the unenforceability of any of the Loan Documents.

14. Limited Liability; Indemnity. Participant A and any director, officer, employee or agent thereof shall be indemnified and held harmless by each of Participant B and Participant C on a pro rata basis according to its Pro Rata Share against any claim, action, suit, damage, loss, liability, cost or expense incurred (including reasonable attorneys’ fees, in connection with any claim, action, suit, investigation or proceeding and any expense for which Participant A has not been reimbursed by Borrower) arising out of or relating to this Agreement, Participant A’s performance hereunder, or any specific action which Participant A performs pursuant to this Agreement, as such are incurred, except for any loss, liability or expense incurred by reason of Participant A’s willful misconduct, bad faith or gross negligence. Notwithstanding the exception set forth in the preceding sentence, in the event that Participant A sustains any loss, liability or expense by reason of such exception and which results from any overcharges to Borrower under the Loan, to the extent that such overcharges were collected by Participant A and remitted to Participant B and/or Participant C, such Participant shall promptly remit such overcharge to Borrower after receipt of written notice regarding such overcharge. In the case of any matter indemnified hereunder, Participant A shall, upon prior notice to each of Participant B and Participant C, be indemnified first from amounts available to be distributed to Participant B and/or Participant C, as applicable, and then from Participant B and/or Participant C, as applicable, in accordance with its Pro Rata Share.

No Participant shall have any liability to the other Participant with respect to their respective Participation Interests, except with respect to acts or omissions caused by or resulting from the gross negligence or willful misconduct of such Participant.

The provisions of this Section shall survive any termination of the rights and obligations of Participant A hereunder.

15. Termination; Survival. This agreement shall terminate upon the earlier to occur of (i) the full and final payment of the Loan; or (ii) the Participants’ joint approval of Participant Newco Organization Documents; provided, however, that the provisions of Sections 10, 13 and 14 shall survive such termination.

16. Withholding Taxes. Each of Participant B and Participant C represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to Participant A such forms, certifications, statements and other documents as Participant A may reasonably request from time to time to evidence such Participant B’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Participant A to comply with any applicable laws relating thereto. Participant A shall not be obligated to make any payments hereunder to either Participant B or Participant C in respect of the Loan until such Participant shall have furnished to Participant A the requested form, certification, statement or document. Each Participant represents and warrants that it is responsible for paying and withholding any tax it is required to pay in connection with payments and distributions made hereunder and acknowledges that Participant A does not have any obligation to make such withholding. To the extent any Participant is required to make such withholding or pay a tax and fails, such Participant shall indemnify Participant A as provided in Section 15 hereunder.

17. No Joint Venture. Neither the execution of this Agreement, nor any of the arrangements provided for herein including, without limitation, any agreement to share in payments or losses as provided herein, is intended to be, nor shall it be construed to be, the formation of a partnership or joint venture between the parties to this Agreement.

18. Acknowledgement by Parties Hereto. The agreement to and acceptance of this Agreement by the parties hereto, indicated by the execution of this Agreement, shall evidence each party’s acceptance of all the terms and conditions of this Agreement.

19. Right to Transact Other Business. Each Participant and/or any of their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, their partners, or any other Person without any duty to account therefor to the other Participants, as the case may be, provided that no such transaction with Borrower shall be permitted if same is in violation of the Loan Documents; provided, further that Original Lender and Participant A shall not engage in any business activities or have assets or liabilities other than the Loan and participations therein, funds used to make the Loan and any activities and properties necessary to the administration and holding of the Loan and participations therein, or create, incur, assume, or permit to exist, directly or indirectly, any indebtedness or liens.

20. Notices. Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and shall be deemed to have been duly given or made when delivered by hand, or five days after being deposited in the United States mail, certified or registered, postage prepaid, or, in the case of a nationally recognized overnight courier service, one Business Day after delivery to such courier service, addressed at the address specified on Schedule I hereto as updated and distributed to all parties hereto from time to time.

21. Entire Agreement. This Agreement supersedes all previous agreements, oral or written, among the parties hereto with respect to the subject matter hereof.

22. Modifications and Amendments. This Agreement may not be modified or amended orally or waived or modified in any manner except as expressly set forth herein. All modifications or amendments shall be by an agreement in writing signed by the party against whom enforcement is sought.

23. Estoppels. Each Participant shall, upon the request of any of the other Participants, deliver to the requesting Participant a written certification certifying the amount of each Participant’s Participation Interest in the Loan, whether the Participant providing the certification has transferred or encumbered its Participation Interest and if so, the details relating to such transfer or encumbrance, and such other matters regarding such Participant’s Participation Interest and this Agreement as any such Participant may reasonably request.

24. Miscellaneous.

(a) This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with and be governed by the laws of the State of New York.

(b) Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each party hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts for any such action or proceeding. Each party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives the right, and agrees not, to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Participant or any holder of the Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

(c) It is the intent of the parties hereto that the Participation Interests are participating beneficial ownership interests of the type and nature contemplated by 11 U.S.C. Section 541(d) of the United States Bankruptcy Code.

(d) This Agreement may be executed in any number of duplicates and counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

(e) In case any provision in or obligation under this Agreement, the Loan Agreement, the Note or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and deliver this Agreement as of the date first above written.

PARTICIPANT A: JPP, LLC, a Delaware limited liability company

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Authorized Signatory

JPP II, LLC, a Delaware limited liability company

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Authorized Signatory

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PARTICIPANT B: PYOF 2014 Loans, LLC, a Delaware limited liability company

By:	/s/ David Radunsky
Name: David Radunsky
Title: Chief Operating Officer

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PARTICIPANT C:

THE FAIRHOLME PARTNERSHIP, LP, a Delaware limited partnership

By:	Fairholme Partnership GP, LLC, its general partner

	By:	/s/ Bruce Berkowitz
Name: Bruce Berkowitz
Title: Managing Member

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